Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

TRINITY BIOTECH PLC

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary shares, par value $0.0001 per share	(1)	Other	705,659,320	$0.0363	$25,615,433.31	0.0001381	$3,537.49

Total Offering Amounts:							$25,615,433.31		3,537.49
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$3,537.49

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Offering Note(s)

(1)	a. The ordinary shares registered hereby are evidenced by American Depositary Shares (“ADSs”). ADSs (evidenced by American Depositary Receipts, each representing 20 Ordinary Shares, par value $0.0001 per share), have been registered on separate registration statements on Form F-6 filed on July 20, 1992 and January 15, 2004 (File No. 333-111946).

b. The registration statement also includes an indeterminate number of ordinary shares underlying the ADSs that may become issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

c. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average high and low prices of the registrant’s ADSs on the NASDAQ Select Market on February 20, 2026 of $0.7262 per ADS (to give effect to the 20:1 ratio of ordinary shares to ADSs).